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Ford Small Car Sales Reach Decade High; Escape Has Best-Ever September; Ford F-Series Hit Best September in 5 Years

•	Ford small car sales totaled 24,628 vehicles in September - the company's best U.S. small car sales since 2002 and a 73 percent increase year-over-year

•	Escape compact utility sales increased 14 percent for the month; 23,148 Escape sales mark best-ever September sales

•	F-Series produces its 14th consecutive year-over-year sales increase in September, reaching its best September since 2007; total sales were 55,077 pickups - a 1 percent increase

•	Ford Motor Company U.S. sales total 174,976 vehicles in September, unchanged from a year ago; retail sales up 4 percent compared to last year

DEARBORN, Mich., Oct. 2, 2012 - Ford delivered U.S. sales gains across its vehicle portfolio in September, with cars up 2 percent, utilities up 9 percent, and F-Series trucks up 1 percent.

“As more buyers look for new vehicles across the country, Ford is ready with our strongest lineup ever of fuel-efficient cars, utilities and full-size pickups,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Fuel economy remains one of the most important features customers want most today, and Ford is answering the call with five vehicles that deliver 40 mpg or better - with another three on the way by year-end.”

Ford sales of Focus, C-MAX and Fiesta totaled 24,628 vehicles in September, representing Ford's best September for small car sales in 10 years. Focus sales were up 91 percent, while the all-new C-MAX began sales last month.

Escape had its best-ever September sales, with 23,148 vehicles sold, representing a 14 percent increase versus last year's record sales. Escape is on pace to surpass last year's record sales of 254,293 vehicles for the full year.

Ford F-Series, America's best-selling vehicle, sold a total of 55,077 pickups during September truck month - a 1 percent increase compared to last year - providing its 14th straight month of sales increases.

September U.S. total sales at Ford Motor Company were unchanged from last year and up 4 percent for retail sales.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 168,000 employees and about 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact(s):	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.